Exhibit 10.1
SUMMARY OF DIRECTORS’ COMPENSATION
Effective April 8, 2025, compensation paid to non-employee directors of A. O. Smith Corporation is as follows: Directors will receive an annual cash retainer of $103,500, paid quarterly. Each director receives Common Stock with the market value of $150,000 on the date of the award. The Lead Director receives an additional annual retainer of $30,000, paid quarterly. The Chairperson of the Audit Committee receives an additional annual retainer of $25,000, paid quarterly. The Chairperson of the Nominating and Governance Committee and the Personal and Compensation Committee receives an additional annual retainer of $20,000, paid quarterly. The committee member retainers have been eliminated.